FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr.
(614-870-5604

CORE MOLDING TECHNOLOGIES REPORTS RECORD RESULTS
FOR THE YEAR AND FOURTH QUARTER ENDED DECEMBER 31, 2012

COLUMBUS, Ohio - March 26, 2013 -- Core Molding Technologies, Inc. (NYSE MKT: CMT) today announced results for the year and fourth quarter ended December 31, 2012.

Net income for the year ended December 31, 2012 was $8,190,000, or $1.15 per basic and $1.11 per diluted share, compared with net income of $10,526,000, or $1.51 per basic and $1.44 per diluted share for the year ended December 31, 2011.

Total net sales were $162,450,000 in 2012, compared with $143,421,000 in 2011. Product sales increased 8% to $149,698,000 in 2012, up from $138,845,000 in 2011. The increase in sales was primarily due to higher demand from North American heavy and medium-duty truck customers and recent new business awards. Tooling sales totaled $12,752,000 in 2012 versus $4,576,000 in 2011. Revenue from tooling is sporadic in nature and fluctuates in regard to scope and related revenue on a period-to-period basis.

Total net sales for the fourth quarter were $35,696,000, compared with $41,302,000 in the same quarter of 2011. Product sales totaled $32,009,000, decreasing 18% from $39,151,000 for the fourth quarter of 2011.

Net income for the quarter ended December 31, 2012 was $2,063,000, or $0.29 per basic and $0.28 per diluted share, compared with $2,559,000, or $0.36 per basic and $0.35 per diluted share in the fourth quarter of 2011.

"As we expected and previously communicated, our sales in the fourth quarter were lower due to a slowdown in our customers' production build rates. Although sales were lower, we were able to increase our fourth quarter gross margins meaningfully over the third quarter due to improved performance," Barnett added.

"For the first half of 2013, we expect sales to be comparatively below 2012 levels but expect to see an overall year over year increase in sales for 2013. Our customers and industry analysts are forecasting increases in truck build rates in the second half of 2013. These forecasts combined with our recently announced new business and the impact of other new program launches support overall sales growth for 2013," Barnett concluded.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon two major customers as the primary source of Core Molding Technologies' sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies' suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2011 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Income Statements
(in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)

Product Sales	$32,009	$39,151	$149,698	$138,845
Tooling Sales	3,687	2,151	12,752	4,576
Net Sales	35,696	41,302	162,450	143,421
Cost of Sales	29,494	33,912	136,602	113,538
Gross Margin	6,202	7,390	25,848	29,883
Selling, General and Admin. Expense	3,126	3,422	13,358	12,939
Operating Income	3,076	3,968	12,490	16,944
Interest Expense - Net	113	76	334	696
Income before Income Taxes	2,963	3,892	12,156	16,248
Income Tax Expense	900	1,333	3,966	5,722
Net Income	$2,063	$2,559	$8,190	$10,526
Net Income per Common Share
Basic	$0.29	$0.36	$1.15	$1.51
Diluted	$0.28	$0.35	$1.11	$1.44
Weighted Average Shares Outstanding
Basic	7,131	7,039	7,104	6,954
Diluted	7,368	7,347	7,379	7,300

Condensed Consolidated Balance Sheets
(in thousands)
	As of December 31,
	2012	2011
	(Unaudited)
Assets:
Cash	$7,838	$4,634
Accounts Receivable	14,623	22,048
Inventories	9,965	11,408
Other Current Assets	5,300	3,707
Property, Plant & Equipment - Net	51,558	49,344
Deferred Tax Asset - Net	1,466	1,045
Other Assets	1,099	1,112
Total Assets	$91,849	$93,298

Liabilities and Stockholders' Equity:
Current Portion of Long-term Debt and Interest Rate Swaps	$3,848	$4,277
Accounts Payable	6,871	9,813
Compensation and Related Benefits	6,284	7,147
Accrued Liabilities and Other	1,019	2,748
Long-Term Debt and Interest Rate Swaps	5,842	9,635
Post Retirement Benefits Liability	9,987	9,582
Stockholders' Equity	57,998	50,096
Total Liabilities and Stockholders' Equity	$91,849	$93,298